RIVERS ELECTED PRESIDENT AND CHIEF EXECUTIVE OFFICER BY PILGRIM’S PRIDE BOARD OF DIRECTORS

PITTSBURG, Texas, March 5, 2008 – Pilgrim's Pride Corporation (NYSE: PPC), the world’s largest chicken company, today said its board of directors unanimously elected J. Clinton Rivers as president and chief executive officer, effective immediately.  Mr. Rivers, 49, previously served as chief operating officer.

A special subcommittee of the board had been conducting a search for a new president and CEO following the unexpected death of O.B. Goolsby Jr. last December.

“After a thorough review of internal and external candidates, the board unanimously agreed that Clint has the right combination of experience and skills necessary to lead Pilgrim’s Pride into the future,” said Ken Pilgrim, chairman of Pilgrim’s Pride and chairman of the subcommittee that conducted the search.  “Our company and industry are facing unprecedented challenges from soaring feed-ingredient costs and other issues.  Throughout his career at Pilgrim’s Pride, Clint has played a pivotal role in positioning the company for operational growth, leading the integration of several large acquisitions, establishing key performance benchmarks at our production facilities, and finding new ways to operate more efficiently.  Clint loves a challenge, and we are confident that he will provide the leadership necessary to position the company for long-term growth.”

During his career at Pilgrim’s Pride, Mr. Rivers has held a variety of increasingly responsible management positions.  He joined the company as quality assurance manager in 1986. He was appointed plant manager of the Mt. Pleasant, Texas, production facility in 1989.  Three years later, Mr. Rivers was promoted to vice president of prepared foods operations in 1992, then moved up to senior vice president of prepared foods operations, a post he held until 2002.  After that, he was promoted to executive vice president of prepared foods operations.  In 2004, he was appointed COO.  Mr. Rivers earned a Bachelor of Science degree in animal science from Virginia Tech in Blacksburg, Virginia.

“I am proud and honored to lead a company with such a rich history of innovation and service to our customers,” said Mr. Rivers.  “It’s clear that we have a lot of work ahead of us, but I know that our 55,000 employees are ready to deliver on our mission of being a world-class food company.”

Mr. Pilgrim said no decision has been made at this time about a new COO.

About Pilgrim’s Pride
Pilgrim’s Pride Corporation is the largest chicken company in the United States and Puerto Rico and the second-largest in Mexico.  Pilgrim’s Pride employs approximately 55,000 people and operates 37 chicken processing and 12 prepared-foods facilities, with major operations in Texas, Alabama, Arkansas, Florida, Georgia, Kentucky, Louisiana, North Carolina, Pennsylvania, South Carolina, Tennessee, Virginia, West Virginia, Mexico and Puerto Rico as well as other facilities in Arizona, Iowa, Mississippi, Ohio and Utah.

Pilgrim's Pride products are sold to foodservice, retail and frozen entree customers. The Company's primary distribution is through retailers, foodservice distributors and restaurants throughout the United States and Puerto Rico and in the Northern and Central regions of Mexico. For more information, please visit http://www.pilgrimspride.com.

Contact:                                Gary Rhodes
Vice President, Corporate Communications and Investor Relations
(903) 434-1495